MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone:  619/231-1058

BERNSTEIN LIEBHARD & LIFSHITZ
STANLEY D. BERNSTEIN
274 Madison Avenue
New York, NY 10016
Telephone:  212/779-1414

Attorneys for Plaintiff

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                             COUNTY OF SAN DIEGO


ELLIS INVESTMENTS, LTD., On Behalf    )  Case No. 720257
of Itself and All Others Similarly    )
Situated,                             )  CLASS ACTION
                    Plaintiff,        )
                                      )  COMPLAINT FOR BREACHES OF
     vs.                              )  FIDUCIARY DUTIES
                                      )
CARLTON J. EIBL, PERRY J. GEHRING,    )
NICKOLAS D. HEIN, LOUIS W. PRIBILA,   )
WILLIAM C. SCHMIDT, G. WILLIAM        )
TOLBERT, MYCOGEN CORP., DOW           )
AGROSCIENCES LLC and DOES 1-25,       )
inclusive                             )
                                      )
                    Defendants.       )  Plaintiff Demands A
                                      )  Trial By Jury
------------------------------------- )  -------------------

     Plaintiff, by its attorneys, for its complaint against defendants, alleges upon information and belief, except for paragraph 4 hereof, which is alleged upon knowledge, as follows:


                               JURISDICTION AND VENUE

     1. This Court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article XL, Section 10, because this case is a cause not given by statute to other trial courts.

     2. This Court has jurisdiction over Mycogen because this defendant is a California corporation with its principal place of business at 5501 Oberlin Drive, San Diego, California.

     3. Venue is proper in this Court because the conduct at issue took place and had an effect in this County and defendants made misrepresentations which had an effect in this County.

     4. This Court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article XL, Section 10, because this case is a cause not given by statute to other trial courts.

     5. This Court has jurisdiction over Mycogen because this defendant is a California corporation with its principal place of business at 5501 Oberlin Drive, San Diego, California.

     6. Venue is proper in this Court because the conduct at issue took place and had an effect in this County and defendants made misrepresentations which had an effect in this County.


                                     PARTIES

     7. Plaintiff Ellis Investments, Ltd. has been the owner of the common stock of the Mycogen Corp. ("Mycogen" or the "Company") since prior to the transaction herein complained of and continuously to date.

     8. Defendant Mycogen is a corporation duly organized and existing under the laws of the State of California and maintains its principal executive offices at 5501 Oberlin Drive, San Diego, California. The Company is a diversified agribusiness and biotechnology company that develops and markets seed for improved crop varieties and provides crop protection products and services.

     9. Defendant Dow AgroSciences LLC ("Dow AG") is a wholly owned subsidiary of the Dow Chemical Company which maintains its principal offices at 2030 Dow Center, Midland, Michigan. Dow AG owns or controls approximately 69% of Mycogen.

     10. Defendant Nickolas D. Hein is Chairman of the Board of Directors of Mycogen.

     11.  Defendant Carlton J. Eibl is President and a Director of Mycogen.

     12. Defendant Perry J. Gehring is a Director of Mycogen and a Vice President of Dow AG.

     13. Defendant Louis W. Pribila is a Director of Mycogen and a Vice President and General Counsel of Dow AG.

     14. Defendant William C. Schmidt is a Director of Mycogen and Vice President and Chief Financial Officer of Dow AG.

     15. Defendant G. William Tolbert is a Director of Mycogen and a Director of Dow AG.

     16. The Individual Defendants named in paragraphs 7 through 12 are controlled by Dow AG and are in a fiduciary relationship with plaintiff and the other public stockholders of Mycogen and owe them the highest obligations of good faith and fair dealing.

     17. The true names and capacitates of defendants sued herein under California Code of Civil Procedure Section 474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

     18. Each defendant herein is sued individually as a conspirator and aider and abbetor, as well as in his capacity as an officer and/or director of the Company (in the case of the Individual Defendants), or as a control person, and the liability of each arises from the fact that he or it has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                                 CLASS ACTION ALLEGATIONS
                                 ------------------------

     19. Plaintiff brings this action on its own behalf and as a class action, pursuant to Section 382 of the California Code of Civil Procedure, on behalf of all common stockholders of the Company (except the defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     20. This action is properly maintainable as a class action.

     21. The Class is so numerous that joinder of all members is impracticable. As of November 25,1997, there were in excess of

31.4 million shares of Mycogen common stock outstanding, of which approximately 31% were held by persons not affiliated with Dow AG.

     22. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following: (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; (b) whether defendants are pursing a scheme or course of conduct designed to eliminate the public securities holders of Mycogen in violation of the laws of the State of California in order to enrich Dow AG at the expense and to the detriment of the public shareholders of Mycogen; (c) whether the proposed transaction, hereinafter described, constitutes a breach of the duty of fair dealing with respect to the plaintiff and the other members of the Class; and (d) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

     23. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the Class, and plaintiff has the same interests as the other members the Class. Plaintiff will fairly and adequately represent the Class. A class action is superior to any other type of adjudication of this controversy.

     24. Defendants have acted in a manner which affects plaintiff and all members of the Class, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

     25. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS

     26. In February 1996, Dow AG (at the time known as Dow AG LLC) purchased 37% of Mycogen's common stock from the Lubrizol Corporation, and in a simultaneous transaction, Mycogen issued Dow AG 9% of its common stock in return for cash and Dow AG's seed businesses. As part of this transaction, Dow AG entered into an agreement (the "1996 Agreement") whereby it was prohibited from acquiring all of the shares of Mycogen prior to February 1999.

     27. On April 30, 1998, Dow, through a press release, announced that, through Dow AG, it had requested an amendment to the 1996 Agreement to permit Dow AG to acquire the shares of Mycogen that it does not already own. If the amendment to the 1996 Agreement is approved, Dow AG will offer to purchase the shares held by Mycogen's minority shareholders for $20.50 per share.

     28. The press release indicated that Dow's request to amend the 1996 Agreement would have to be approved by "Mycogen's board of directors and the independent directors." Given Dow's stranglehold over the Company, none of the directors can be considered "independent," and they cannot be expected to vigorously protect the rights and interests of Mycogen's public shareholders.

     Accordingly, the approval of the amendment is a foregone conclusion.

     29. The price of $20.50 per share to be paid to the Class members is unconscionable, unfair and grossly inadequate consideration because, among other things: (a) the intrinsic value of the stock of Mycogen is materially in excess of $20.50 per share, giving due consideration to the possibilities of growth and profitability of Mycogen in light of its business, earnings and earnings power, present and future; (b) the $20.50 per share price is inadequate and offers no premium to the public stockholders of Mycogen in light of the fact that Mycogen shares closed at $20.50 on April 30, 1998, prior to the announcement by Dow; and (c) the $20.50 per share price is not the result of arm's-length negotiations but was fixed arbitrarily by Dow AG to "cap" the market price of Mycogen stock. As part of a plan for Dow AG to obtain complete ownership of Mycogen's assets and business at the lowest possible price.

     30. The proposed bid serves no legitimate business purpose of Mycogen but rather is an attempt by defendants to unfairly benefit Dow AG from the transaction at the expense of Mycogen's public stockholders. The proposed plan will, for a grossly inadequate consideration, deny plaintiff and the other members of the Class their right to share proportionately in the future success of Mycogen and its valuable assets, while permitting Dow AG to reap huge benefits from the transaction.

     31. By reason of the foregoing acts, practices and course of conduct, Dow AG has breached and will breach its duty as controlling stockholder of Mycogen by engaging in improper overreaching in attempting to carry out the proposed transaction.

     32. By reason of the foregoing, the Individual Defendants will violate their fiduciary duties to Mycogen and the minority stockholders of Mycogen in the event that they fail to oppose the bid on the terms presently proposed.

     33. Plaintiff and the Class have suffered and will continue to suffer irreparable damage unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

     34. Plaintiff and the other members of the Class have no adequate remedy at law.


                               PRAYER FOR RELIEF

     WHEREFORE, plaintiff demands judgment against the defendants jointly and severally, as follows:

     1. declaring this action to be a class action and certifying plaintiff as Class representative;

     2. enjoining, preliminarily and permanently, Dow AG's offer for acquisition of the Mycogen stock owned by plaintiff and the other members of the Class under the terms presently proposed;

     3. to the extent, if any, that the transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, and granting, inter alia, rescissory damages;

     4. directing that defendants pay to plaintiff and the other members of the Class all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

     5. awarding the plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

     6. granting plaintiff and the other members of the Class such other and further relief as may be just and proper.

DATED:  May 1, 1998                  MILBERG WEISS BERSHAD
                                      HYNES & LERACH LLP
                                     WILLIAM S. LERACH
                                     ALAN SCHULMAN
                                     DARREN J. ROBBINS




                                     /S/ Alan Schulman
                                     -----------------------------------
                                             ALAN SCHULMAN

                                     600 West Broadway, Suite 1800
                                     San Diego, CA 92101
                                     Telephone: 619/231-1058

                                     BERNSTEIN LIEBHARD & LIFSHITZ
                                     STANLEY D. BERNSTEIN
                                     274 Madison Avenue
                                     New York, NY 10016
                                     Telephone: 212/779-1414

                                     Attorneys for Plaintiff

2MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DAREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone:  619/231-1058

BERNSTEIN LIEBHARD & LIFSHITZ
STANLEY D. BERNSTEIN
274 Madison Avenue
New Yor, NY 10016
Telephone: 212/779-1414

Attorneys for Plaintiff

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                             COUNTY OF SAN DIEGO

ELLIS INVESTMENTS, LTD., On behalf    )  Case No.
of Itself and All Others Similarly    )
Situated,                             )  CLASS ACTION
                    Plaintiff,        )
                                      )
     vs.                              )  JURY DEMAND
                                      )
CARLTON H. EIBL, PERRY J. GEHRING,    )
NICKOLAS D. HEIN, LOUIS W. PRIBILA,   )
WILLIAM C. SCHMIDT, G. WILLIAM        )
TOLBERT, MYCOGEN CORP., and DOW       )
AGROSCIENCES LLC, and DOES 1-25,      )
inclusive                             )
                                      )
                    Defendants.       )
                                      )
------------------------------------- )

     Plaintiff demands a trial by jury.

DATED:  May 1, 1998                  MILBERG WEISS BERSHAD
                                      HYNES & LERACH LLP
                                     WILLIAM S. LERACH
                                     ALAN SCHULMAN
                                     DARREN J. ROBBINS




                                     /S/ Alan Schulman
                                     -----------------------------------
                                             ALAN SCHULMAN

                                     600 West Broadway, Suite 1800
                                     San Diego, CA 92101
                                     Telephone: 619/231-1058

                                     BERNSTEIN LIEHARD & LIFSHITZ
                                     STANLEY D. BERNSTEIN
                                     274 Madison Avenue
                                     New York, NY 10016
                                     Telephone: 212/779-1414

                                     Attorneys for Plaintiff




                                   1